Exhibit 99.1

Farmland Partners Inc. Reports Results for the Quarter Ended June 30, 2016 and Announces Second Quarter Revenue of $6.0 Million - a 109% Period-Over-Period Increase

DENVER, August 3, 2016/PRNewswire/ - Farmland Partners Inc. (NYSE: FPI) (the “Company”) today reported financial results for the quarter ended June 30, 2016.

Second Quarter Highlights

•                  Reported operating revenue of $6.0 million for the quarter ended June 30, 2016, a 109% increase over the same period last year

•                  Reported net income of $1.3 million for the quarter ended June 30, 2016, an 808% increase over the same period last year

•                  Reported Adjusted EBITDA of $4.0 million for the quarter ended June 30, 2016, a 43% increase over the same period last year

•                  Completed acquisitions of 3,622 acres of farmland for an aggregate purchase price of approximately $11.5 million

•                  Sold 696,607 shares of our common stock under our “at-the-market” offering program at a volume weighted average price per share of $11.16 and generated net proceeds of approximately $7.7 million

•                  Announced the inclusion of our common stock to the Russell 3000 Index, Russell 2000 Index, and Russell Global Index

•                  Declared a dividend of $0.1275 per share ($0.51 annualized) for the second quarter of 2016 — a 4.27% distribution rate based on the Company’s closing stock price on Wednesday, August 3, 2016

“We have completed another good quarter with outstanding growth and revenue and we continue to build our operating infrastructure to lay the foundation for efficient future growth in the Company’s assets, revenues and profitability,” said Paul A. Pittman, CEO of the Company.

Third Quarter 2016 Dividend Declaration

The Company also announced that its Board of Directors has approved a quarterly cash dividend of $0.1275 per share to be paid on October 14, 2016 to stockholders of record at close of business on September 30, 2016. The annualized dividend of $0.51 per share represents an annual distribution rate of 4.27% based on the Company’s closing stock price on Wednesday, August 3, 2016.

New Indebtedness

On April 14, 2016, the Company closed on a ten-year $21.0 million term loan advance with an interest rate of 2.66%, which is fixed until March 29, 2019, pursuant to the previously disclosed agreement with Metropolitan Life Insurance Company (“MetLife”) that was entered into on March 29, 2016 and provides for a total of $127.0 million of term loans.

On June 29, 2016, the Company entered into a new $15.7 million term loan agreement with MetLife. The loan has a term of ten years and bears interest at the greater of (a) three-month LIBOR plus an initial floating rate spread of 1.75% or (b) 2.00%, subject to certain adjustments.  This MetLife loan was fully drawn at the end of the quarter.

Acquisition Activity

In the second quarter of 2016, the Company acquired eight farms in six states as follows:

•                  One farm in Colorado totaling 1,261 acres for a purchase price of $1.8 million

•                  Two farms in Georgia totaling 487 acres for an aggregate purchase price of $1.5 million

•                  Two farms in Illinois totaling 280 acres for an aggregate purchase price of $2.6 million

•                  One farm in Mississippi totaling 624 acres for a purchase price of $2.3 million

•                  One farm in South Carolina totaling 330 acres for a purchase price of $1.5 million

•                  One farm in Texas totaling 640 acres for a purchase price of $1.8 million

During the second quarter of 2016, the Company entered into contracts for the acquisition of nine farms totaling 5,477 acres in Colorado, Florida, Georgia, Illinois, Kansas, South Carolina and Texas for an aggregate purchase price of $23.8 million. Five of these transactions closed in the quarter and are listed above, and the remaining farms are expected to close in the third quarter of 2016.

In addition, subsequent to June 30, 2016, the Company entered into contracts for the acquisition of three farms in Arkansas, Georgia and Illinois totaling 1,574 acres for an aggregate purchase price of $4.8 million, including 69,961 common units of limited partnership interest in the Company’s operating partnership (“OP Units”).  All three acquisitions are expected to close in the second half of 2016, subject to customary closing conditions.

Operating Results

The Company owns or has under contract 270 farms in Arkansas, Colorado, Florida, Georgia, Illinois, Kansas, Louisiana, Michigan, Mississippi, Nebraska, North Carolina, South Carolina, Texas and Virginia totaling approximately 115,214 acres, including four farms totaling 3,974 acres under contract.

The Company recorded rental income of $5.9 million and net income of $1.3 million for the three months ended June 30, 2016, as compared to rental income of $2.8 million and net income of $0.1 million for the same period in 2015. The Company recorded basic net income available to common stockholders of $0.00 per share for the three months ended June 30, 2016, as compared to $0.00 for the same period in 2015. The Company recorded rental income of $10.3 million and net loss of $0.6 million for the six months ended June 30, 2016, as compared to rental income of $4.8 million and net loss of $0.05 million for the same period in 2015.  The Company recorded basic net loss available to common stockholders of $0.15 per share for the six months ended June 30, 2016, as compared to $0.30 for the same period in 2015.

The majority of our tenants pay at least 50% of their annual rent in advance of each spring planting season.  Consistent with industry practice for cash rents, when we make new acquisitions in the first half of the year, we often will receive 100% of the year’s rent at closing.  However, the Company recognizes revenue on a straight-line basis throughout the entire multi-year term of the lease, as required by GAAP.  Actual cash rent receipts for the three months ended June 30, 2016 were $2.6 million, as compared to $6.8 million for the three months ended June 30, 2015.

Adjusted Funds from Operations and Adjusted EBITDA(1)

Adjusted Funds from Operations (“AFFO”) was $1.2 million for the three months ended June 30, 2016, as compared to $1.7 million for the three months ended June 30, 2015, and $2.9 million for the six months ended June 30, 2016, as compared to $2.1 million for the six months ended June 30, 2015.  AFFO per fully diluted share was $0.06 for the three months ended June 30, 2016 and $0.16 for the six months ended June 30, 2016.

Adjusted EBITDA was $4.0 million for the three months ended June 30, 2016, as compared to $2.8 million for the three months ended June 30, 2015, and $9.9 million for the six months ended June 30, 2016, as compared to $4.0 million for the six months ended June 30, 2015.

See “Non-GAAP Financial Measures” for complete definitions of AFFO and Adjusted EBITDA and the financial tables accompanying this press release for reconciliations of net income to AFFO and Adjusted EBITDA.

Conference Call Information

The Company has scheduled a conference call on Thursday, August 4, 2016 at 11:00 a.m. (Eastern Time) to discuss its financial results for the quarter ended June 30, 2016 and provide a company update.  The conference call can be accessed live over the phone toll-free by dialing (866) 262-6804, or for international callers, by dialing (412) 902-4107.  Participants can reference the Farmland Partners Inc. Second Quarter 2016 Earnings Call. The conference call will also be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.farmlandpartners.com.  A replay of the conference call will be available beginning August 4, 2016 at 1:00 p.m. (Eastern Time) until August 18, 2016 at 11:59 p.m. (Eastern Time), by dialing (877) 344-7529 (U.S.) or (412) 317-0088 (International); passcode: 10090825.  A replay of the webcast will also be accessible on the Investor Relations website for a limited time following the event.

About Farmland Partners Inc.

Farmland Partners Inc. is an internally managed real estate company that owns and seeks to acquire high-quality North American farmland and makes loans to farmers secured by farm real estate.  The Company’s portfolio is comprised of 270 farms with an aggregate of 115,214 acres (including four farms totaling 3,974 acres under contract) in Arkansas, Colorado, Florida, Georgia, Illinois, Kansas, Louisiana, Michigan, Mississippi, Nebraska, North Carolina, South Carolina, Texas and Virginia.  The Company elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2014.

(1)  In prior periods, our calculation of AFFO and Adjusted EBITDA included an adjustment to reflect the difference between the pro rata contractual cash revenue for each crop year spread equally over the quarterly periods of ownership (without regard to the date of acquisition within the quarter) and the rent recognized on a straight-line basis in accordance with GAAP.  In prior earnings releases and filings with the Securities and Exchange Commission (the “SEC”), we referred to this adjustment as “crop-year adjusted revenue.”  For the three and six months ended June 30, 2015, the crop-year revenue adjustment was $1.1 million and $1.2 million, respectively, and for the six months ended June 30, 2016, the crop-year revenue adjustment was $1.0 million, which relates solely to the three months ended March 31, 2016.  In accordance with recently released guidance from the SEC regarding the presentation of non-GAAP financial measures, we will no longer include the crop-year revenue adjustment in our calculation of AFFO and Adjusted EBITDA for periods subsequent to March 31, 2016.  As a result of the change in our presentation of AFFO and Adjusted EBITDA, the reported amounts of AFFO and Adjusted EBITDA for the three and six months ended June 30, 2016 and subsequent periods will not be directly comparable to the reported amounts in prior periods in which we adjusted for crop-year adjusted revenue.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, including, without limitation, statements with respect to proposed and pending acquisitions, financing activities, crop yields and prices and 2016 annual rents. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” or similar expressions or their negatives, as well as statements in future tense.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, beliefs and expectations, such forward-looking statements are not predictions of future events or guarantees of future performance and our actual results could differ materially from those set forth in the forward-looking statements.  Some factors that might cause such a difference include the following: general volatility of the capital markets and the market price of the Company’s common stock, changes in the Company’s business strategy, availability, terms and deployment of capital, the Company’s ability to refinance existing indebtedness at or prior to maturity on favorable terms, or at all, availability of qualified personnel, changes in the Company’s industry, interest rates or the general economy, adverse developments related to crop yields or crop prices, the degree and nature of the Company’s competition, the timing, price or amount of repurchases, if any, under the Company’s share repurchase program, the ability to consummate acquisitions under contract and the other factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, and our other filings with the Securities and Exchange Commission.  Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Farmland Partners Inc.

Combined Consolidated Balance Sheets

As of June 30, 2016 and December 31, 2015

(Unaudited)

	June 30,	December 31,
(in thousands)	2016	2015
ASSETS
Land, at cost	$534,389	$290,828
Grain facilities	5,447	4,830
Groundwater	8,401	6,333
Irrigation improvements	15,244	11,909
Drainage improvements	2,860	1,641
Permanent plantings	1,845	1,168
Other	1,363	913
Construction in progress	2,899	286
Real estate, at cost	572,448	317,908
Less accumulated depreciation	(2,353)	(1,671)
Total real estate, net	570,095	316,237
Deposits	1,134	765
Cash	32,464	23,514
Notes and interest receivable, net	2,815	2,812
Deferred offering costs	238	267
Accounts receivable, net	1,949	703
Inventory	390	249
Other	919	407
	—	—
TOTAL ASSETS	$610,004	$344,954

LIABILITIES AND EQUITY
LIABILITIES
Mortgage notes and bonds payable, net	$297,289	$187,074
Dividends payable	2,498	2,060
Accrued interest	1,478	681
Accrued property taxes	892	764
Deferred revenue (See Note 2)	8,795	4,854
Accrued expenses	2,358	1,292
Total liabilities	313,310	196,725

Commitments and contingencies (See Note 6 and Note 8)

Redeemable non-controlling interests in operating partnership, common units	—	9,694
Redeemable non-controlling interests in operating partnership, preferred units	118,170	—

EQUITY
Common stock, $0.01 par value, 500,000,000 shares authorized; 13,208,740 shares issued and outstanding at June 30, 2016, and 11,978,675 shares issued and outstanding at December 31, 2015	130	118
Additional paid in capital	130,138	114,783
Retained earnings	177	659
Cumulative dividends	(10,470)	(7,188)
Non-controlling interests in operating partnership	58,549	30,162
Total equity	178,524	138,534

TOTAL LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS IN OPERATING PARTNERSHIP AND EQUITY	$610,004	$344,954

Farmland Partners Inc.

Combined Consolidated Statements of Operations

For the three and six months ended June 30, 2016 and 2015

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands except per share amounts)	2016	2015	2016	2015
OPERATING REVENUES:
Rental income (See Note 2)	$5,881	$2,788	$10,298	$4,818
Tenant reimbursements	95	96	164	169
Other revenue	55	—	261	—
Total operating revenues	6,031	2,884	10,723	4,987

OPERATING EXPENSES
Depreciation and depletion	365	203	683	376
Property operating expenses	541	259	981	460
Acquisition and due diligence costs	48	57	105	68
General and administrative expenses	1,657	989	3,183	1,864
Legal and accounting	186	162	552	430
Other operating expenses	—	—	89	—
Total operating expenses	2,797	1,670	5,593	3,198
OPERATING INCOME	3,234	1,214	5,130	1,789

OTHER (INCOME) EXPENSE:
Other income	(33)	—	(61)	—
Interest expense	1,950	1,069	5,804	1,841
Total other expense	1,917	1,069	5,743	1,841

NET INCOME (LOSS)	1,317	145	(612)	(52)

Net (income) loss attributable to non-controlling interests in operating partnership	(408)	(34)	67	6
Net (income) loss attributable to redeemable non-controlling interests in operating partnership	(37)	(4)	64	(3)

Net income (loss) attributable to the Company	$872	$107	$(481)	$(49)

Nonforfeitable distributions allocated to unvested restricted shares	(23)	(18)	(53)	(43)
Distributions on redeemable non-controlling interests in operating partnership, common units	—	(113)	(113)	(113)
Distributions on redeemable non-controlling interests in operating partnership, preferred units	(887)	—	(1,170)	—

Net income (loss) available to common stockholders of Farmland Partners Inc.	$(38)	$(24)	$(1,817)	$(205)

Basic and diluted per common share data:
Basic net income (loss) available to common stockholders	$—	$—	$(0.15)	$(0.03)
Diluted net income (loss) available to common stockholders	$—	$—	$(0.15)	$(0.03)
Basic weighted average common shares outstanding	12,146	7,893	12,452	7,712
Diluted weighted average common shares outstanding	12,146	7,893	12,452	7,712

Farmland Partners Inc.

Reconciliation of Non-GAAP Measures

For the three and six months ended June 30, 2016 and 2015

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
(in thousands except per share amounts)	2016	2015	2016	2015

Net income (loss)	$1,317	$145	$(612)	$(52)
Depreciation and depletion	365	203	683	376
FFO	1,682	348	71	324

Crop year revenue adjustment (1)	—	1,101	956	1,171
Stock based compensation	314	241	556	480
Indirect equity offering costs	24	—	48	—
Real estate related acquisition and due diligence costs	66	57	2,437 (2)	138
Distributions on Preferred units	(887)	—	(1,170)	—
AFFO	$1,199	$1,747	$2,898	$2,113

AFFO per diluted weighted average share data:

AFFO weighted average common shares	18,991	10,820	16,000	10,258

Net loss available to common stockholders	$—	$—	$(0.15)	$(0.03)
Income available to redeemable non-controlling interest and non-controlling interest in operating partnership	0.07	0.01	0.11	0.02
Depreciation and depletion	0.02	0.02	0.04	0.04
Crop year adjusted revenue (1)	—	0.10	0.05	0.11
Stock based compensation	0.02	0.02	0.03	0.05
Indirect equity offering costs	—	—	—	—
Real estate related acquisition and due diligence costs	—	0.01	0.14	0.02
Distributions on Preferred units	(0.05)	—	(0.06)	—
AFFO per diluted weighted average share	$0.06	$0.16	$0.16	$0.21

(1)      In accordance with recently released guidance from the SEC regarding the presentation of non-GAAP financial measures, we will no longer include the crop-year revenue adjustment in our calculation of AFFO for periods subsequent to March 31, 2016.

(2)      Real estate related acquisition and due diligence costs include $2.3 million in interest and loan fees associated with the short-term $53.0 million Bridge Loan as these costs are non-recurring costs incurred in conjunction with the Forsythe farm acquisition.

	For the three months ended June 30,		For the six months ended June 30,
(in thousands)	2016	2015	2016	2015

Net income (loss)	$1,317	$145	$(612)	$(52)
Interest expense	1,950	1,069	5,804	1,841
Depreciation and depletion	365	203	683	376
EBITDA	$3,632	$1,417	$5,875	$2,165

Crop year revenue adjustment (1)	—	1,101	956	1,171
Stock-based compensation	314	241	556	480
Indirect equity offering costs	24	—	48	—
Real estate acquisition related acquisition and due diligence costs	66	57	2,437	138
Adjusted EBITDA	$4,036	$2,816	$9,872	$3,954

(1) In accordance with recently released guidance from the SEC regarding the presentation of non-GAAP financial measures, we will no longer include the crop-year revenue adjustment in our calculation of Adjusted EBITDA for periods subsequent to March 31, 2016.

Non-GAAP Financial Measures

The Company considers the following non-GAAP measures as useful to investors as key supplemental measures of its performance: FFO, AFFO, EBITDA and Adjusted EBITDA.  These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss as a measure of the Company’s operating performance.  FFO, AFFO, EBITDA and Adjusted EBITDA, as calculated by the Company, may not be comparable to other companies that do not define such terms exactly as the Company.

FFO

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income (loss) (calculated in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, plus real estate related depreciation, depletion and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures.  Management presents FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from sales of depreciable operating properties, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.  However, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO.

AFFO

The Company calculates AFFO by adjusting FFO to exclude the income and expenses that the Company believes are not reflective of the sustainability of the Company’s ongoing operating performance, including, but not limited to real estate related acquisition and due diligence costs and stock-based compensation.  To calculate AFFO, the Company also adjusts FFO to add back distributions on preferred units in its operating partnership, which the Company believes improves comparability of its calculation of AFFO with other real estate operators. In periods prior to the second quarter of 2016, our calculation of AFFO included an adjustment to reflect the difference between the pro rata contractual cash revenue for each crop year spread equally over the quarterly periods of ownership (without regard to the date of acquisition within the quarter) and the rent recognized on a straight-line basis in accordance with GAAP.  In prior earnings releases and filings with the SEC, we referred to this adjustment as “crop-year adjusted revenue.”

Changes in GAAP accounting and reporting rules that were put in effect after the establishment of NAREIT’s definition of FFO in 1999 result in the inclusion of a number of items in FFO that do not correlate with the sustainability of the Company’s operating performance.  Therefore, in addition to FFO, the Company presents AFFO and AFFO per share, fully diluted, both of which are non-GAAP measures.  Management considers AFFO a useful supplemental performance metric for investors as it is more indicative of the Company’s operational performance than FFO.  AFFO is not intended to represent cash flow or liquidity for the period, and is only intended to provide an additional measure of the Company’s operating performance.  Even AFFO, however, does not properly capture the timing of cash receipts, especially in connection with full-year rent payments under lease agreements entered into in connection with newly acquired farms.  Management considers AFFO per share, fully diluted to be a supplemental metric to GAAP earnings per share.  AFFO per share, fully diluted provides additional insight into how the Company’s operating performance could be allocated to potential shares outstanding at a specific point in time.  Management believes that AFFO is a widely recognized measure of the operations of REITs, and presenting AFFO will enable investors to assess the Company’s performance in comparison to other REITs.  However, other REITs may use different methodologies for calculating AFFO and AFFO per share, fully diluted and, accordingly, the Company’s AFFO and AFFO per share, fully diluted may not always be comparable to AFFO and AFFO per share amounts calculated by other REITs.  AFFO and AFFO per share, fully diluted should not be considered as an alternative to net income (loss) or earnings per share (determined in accordance with GAAP) as an indication of financial performance, or as an alternative to net income (loss) earnings per share (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

EBITDA and Adjusted EBITDA

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is a key financial measure used to evaluate the Company’s operating performance but should not be construed as an alternative to operating income, cash flows from operating activities or net income, in each case as determined in accordance with GAAP.  The Company believes that EBITDA is a standard performance measure commonly reported and widely used by analysts and investors in the Company’s industry.

The Company calculates Adjusted EBITDA by adjusting EBITDA for certain items such as stock-based compensation and real estate related acquisition and due diligence costs.  In periods prior to the second quarter of 2016, our calculation of Adjusted EBITDA included the crop-year adjusted revenue adjustment discussed above.  The Company believes that Adjusted EBITDA provides useful supplemental information to investors regarding the Company’s ongoing operating performance that, when considered with net income and EBITDA, is beneficial to an investor’s understanding of the Company’s operating performance.  However, EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Contact:

Luca Fabbri

Farmland Partners Inc.

(720) 452-3100

luca@farmlandpartners.com